Exhibit 21.1

ELIZABETH ARDEN, INC.

Subsidiaries of the Company

	Name	Country of Incorporation	Date Created
1	Elizabeth Arden (Australia) Pty Ltd.	Australia	December 14, 2000
2	Elizabeth Arden Handels GmbH	Austria	November 15, 2000
3	Elizabeth Arden (Canada) Limited	Canada	August 2, 2000
4	Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading, Ltd.	China (WFOE)	April 30, 2005
5	Elizabeth Arden (Denmark) ApS	Denmark	December 11, 2000
6	Elizabeth Arden (France) S.A.	France	December 17, 2007
7	Elizabeth Arden (Italy) S.r.l.	Italy	July 28, 2000
8	Elizabeth Arden Korea Yuhan Hoesa	Korea	January 3, 2001
9	Elizabeth Arden (Netherlands) Holding B. V.	Netherlands	December 13, 2000
10	Elizabeth Arden Trading B. V. (Taiwan Branch)	Netherlands	May 2, 2005
11	Elizabeth Arden (New Zealand) Limited	New Zealand	December 14, 2000
12	Elizabeth Arden (Norway) AS	Norway	December 19, 2000
13	Elizabeth Arden (Export), Inc.	Puerto Rico	October 10, 2001
14	Elizabeth Arden (Puerto Rico), Inc.	Puerto Rico	December 19, 2000
15	Elizabeth Arden (Singapore) PTE Ltd.	Singapore	October 24, 2000
16	Elizabeth Arden (South Africa)(Pty) Ltd.	South Africa	October 11, 2000
17	Elizabeth Arden España, S.L.	Spain	October 20, 2000
18	Elizabeth Arden (Sweden) AB	Sweden	February 13, 2001
19	Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland	June 19, 2001
20	Elizabeth Arden International S.a.r.l.	Switzerland	January 29, 2001
21	Elizabeth Arden Manufacturing S.a.r.l. (f/k/a Elizabeth Arden GmbH)	Switzerland	July 5, 2001
22	Elizabeth Arden (UK) Ltd.	United Kingdom	December 12, 2000
23	DF Enterprises, Inc.	USA - Delaware	July 19, 2000
24	Elizabeth Arden (Financing), Inc.	USA - Delaware	January 25, 2002
25	Elizabeth Arden International Holding, Inc.	USA - Delaware	November 16, 2000
26	Elizabeth Arden Travel Retail, Inc.	USA - Delaware	June 9, 2001
27	FD Management, Inc.	USA - Delaware	July 19, 2000
28	RDEN Management, Inc.	USA - Delaware	January 25, 2002